Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A of Fidelity Financial Trust: Fidelity Convertible Securities Fund of our report dated January 19, 2018, relating to the financial statements and financial highlights included in the November 30, 2017 Annual Reports to Shareholders of the above referenced fund which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP Boston, Massachusetts September 26, 2018